Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS FOR THE 2019 THIRD QUARTER

OKLAHOMA CITY, Oklahoma…October 28, 2019… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced for the third quarter ended September 30, 2019.

Third Quarter Highlights

•	Net sales of $75.5 million for the third quarter of 2019, compared to net sales of $79.8 million for the third quarter of 2018.
•	Net loss of $30.8 million for the third quarter of 2019, compared to net loss of $26.1 million for the third quarter of 2018.
•

Adjusted EBITDA(1) of $11.1 million for the third quarter of 2019, compared to $10.6 million for the third quarter of 2018, which include adjustments for certain legal fees incurred in both periods ($3.3 million and $1.9 million in 2019 and 2018, respectively).

“We delivered results in line with our expectations in our seasonally weakest third quarter,” stated Mark Behrman, LSB’s President and CEO. “Despite continued pressure on ammonia prices, our adjusted EBITDA increased as a result of lower natural gas prices, higher production and lower overall costs. Most importantly, we exited the quarter ready to capitalize on what we expect to be a strengthening end market environment over the next year.”

“Our facilities continued to perform well in the third quarter, with our ammonia plants averaging a collective 94% on-stream rate for the period.  We’ve averaged a 94% on-stream rate for the last five quarters, consistent with our 2019 target, which reflects dedication to reliability and proactive maintenance by our operating management and personnel.  We’ve made significant progress in this regard and expect to be able to achieve even higher on-stream rates going forward, ultimately making LSB a best-in-class chemical manufacturer.  We successfully completed the turnaround at our El Dorado facility in August, and we are in process of restarting the ammonia plant at Pryor following the most extensive turnaround at that facility in our history.  We expect this planned maintenance to yield overall improved production efficiency and reliability at both facilities, and we anticipate that the new urea reactor we installed, plus other urea upgrades, at our Pryor facility will increase our production of downstream products. Notably, with the maintenance work at El Dorado and Pryor behind us, we have no turnarounds scheduled at any of our facilities in 2020.”

“Product pricing was mixed in the third quarter.  Net pricing per ton of HDAN and UAN increased by 13% and 4%, respectively.  Agricultural ammonia decreased by 12%, largely due to the aforementioned inventory buildup in the domestic distribution channel.  Pricing for industrial products reflected the continued weakening of the Tampa ammonia benchmark price, the relevant index used to price many industrial products.  We continue to believe that as inventories are consumed, the Tampa ammonia benchmark price will recover.”

Mr. Behrman continued, “After a challenging 2019 for U.S. corn farmers, we believe that harvested acres and yields will be particularly weak.  These factors already appear to have impacted the price of corn, which has risen in recent weeks. A likely decline in the stock-to-use ratio for corn should lead to an increase in planted acres in the spring 2020 planting season.  This, coupled with the depletion of nutrients from the soil after months of heavy

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(1) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

rains in the Midwest, suggests that we should have a relatively heavy pre-planting ammonia application in the coming weeks, subject to the weather.  Looking ahead to the fourth quarter of 2019 and into 2020, we expect to generate improved financial performance driven by higher operating rates, increased ammonia demand, and rising prices. Increased demand for ammonia should decrease the current inventory buildup and allow the Tampa ammonia benchmark to rise, which we’ve seen over the last two months, benefitting our industrial business. Our outlook for a strengthening end market environment, along with our expectations for continued operating performance improvement and the absence of any turnarounds at our facilities in 2020, makes us optimistic about prospects for growth in adjusted EBITDA and free cash flow in the year to come.”

	Three Months Ended September 30,
	2019		2018
	(Dollars in millions)
Net Sales by Market Sector	Net Sales	Sector Mix	Net Sales	Sector Mix	% Change
Agricultural	$ 35.5	47%	$ 36.0	45%	(1) %
Industrial	30.6	40%	34.8	44%	(12) %
Mining	9.4	13%	9.0	11%	5%
	$75.5		$79.8		(5) %

Comparison of 2019 to 2018 periods:

•

Net sales of our agricultural products decreased slightly due to lower HDAN sales volumes, which were caused by less favorable application conditions in the current year third quarter. This impact was partially offset by higher UAN and agricultural ammonia volumes.  With respect to pricing, our third quarter sales benefitted from improvements in selling prices for HDAN and UAN, partially offset by weakness in ammonia pricing as a result of the aforementioned elevated inventory levels in the domestic distribution channel.

•

Net sales of our industrial products decreased largely due to lower selling prices for industrial ammonia and other industrial products, which are principally indexed to Tampa ammonia benchmark pricing; as previously mentioned, weakness in demand for ammonia due to the poor weather conditions over the past several quarters has impacted pricing.  Mining sales increased modestly reflecting an increase in volume for ammonium nitrate products.

•	Adjusted EBITDA was higher year-over-year as a result of lower natural gas feedstock costs, higher production and lower fixed and variable costs.
•

In order to more accurately represent the Company’s operating performance, we are revising our calculation of adjusted EBITDA beginning with the third quarter of 2019.  Our revised calculation of adjusted EBITDA adds back legal fees related to our pursuit of recovery of damages caused by Leidos in our El Dorado plant expansion project, which was completed in 2016. Also related, in a prior year, we were joined as a defendant in a case where a subcontractor involved with the expansion seeks damages from Leidos on the project.  We requested indemnifications from Leidos under the terms of our contracts and they have not honored that request. Given the significance of costs incurred, especially in the third quarter of 2019, and our expectation of continued higher costs as we prepare for trial, we have revised adjusted EBITDA for all legal costs pertaining to our pursuit of recovery of damages caused by Leidos and for costs incurred defending the claims of the subcontractor despite our claim for indemnification.  As a result, the third quarter of 2018 has been adjusted from the originally reported $8.7 million to $10.6 million, which includes the adjustment of $1.9 million of legal fees.  Adjusted EBITDA for the third quarter of 2019 of $11.1 million reflects an add-back of $3.3 million for the related legal fees incurred during the period. We expect legal fees to continue in this range over the next two quarters as we prepare for trial in February 2020.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended September 30,
Product (tons sold)	2019	2018	% Change
Urea ammonium nitrate (UAN)	105,847	83,898	26%
High density ammonium nitrate (HDAN)	32,248	51,944	(38) %
Ammonia	19,420	17,564	11%
Other	3,434	4,394	(22) %
	160,949	157,800	2%
Average Selling Prices (price per ton) (A)
UAN	$163	$ 156	4%
HDAN	$263	$ 234	13%
Ammonia	$252	$ 285	(12) %

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following tables provide key sales metrics for our major Industrial products:

	Three Months Ended September 30,
Product (tons sold)	2019	2018	% Change
Ammonia	56,854	61,308	(7) %
Nitric acid	25,304	21,388	18%
Other Industrial Products	8,046	6,721	20%
	90,204	89,417	1%

Tampa Ammonia Benchmark (price per metric ton)	$ 221	$ 313	(29) %

The following table indicates the volumes sold of our major Mining products:

	Three Months Ended September 30,
Product (tons sold)	2019	2018	% Change
LDAN/HDAN/AN solution	39,305	34,852	13%
Input Costs
Average natural gas cost/MMBtu	$ 2.35	$ 2.65	(11) %

Financial Position and Capital Expenditures

As of September 30, 2019, our total cash position was $66.8 million and we had approximately $33.8 million of borrowing availability under our Working Capital Revolver, providing us with total liquidity of $100.6 million.  Total long-term debt, including the current portion, was $456.8 million at September 30, 2019.  The aggregate liquidation value of the Series E Redeemable Preferred at September 30, 2019, inclusive of accrued dividends of $94.9 million, was $226.3 million.

Interest expense for the third quarter of 2019 was $12.0 million compared to $11.0 million for the same period in

2018.  The increase in interest expense relates primarily to $1.0 million of interest related to the $35 million tack-on debt to the Senior Secured Notes that we obtained in the second quarter of 2019.

Capital expenditures were approximately $7.6 million in the third quarter of 2019. For the full year of 2019, total capital expenditures relating to reliability and maintenance capital are expected to be approximately $37 million with approximately $30 million financed with cash.  The remaining $7.0 million relates to the new sulfuric acid converter for the El Dorado facility which is financed.  Additionally, we have developed a pipeline of capital projects aimed at enhancing sales volumes and margins for which we expect to invest approximately $20 million over the next 12 to 18 months.

Conference Call

LSB’s management will host a conference call covering the third quarter results on October 29, 2019 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments.  Participating in the call will be President & Chief Executive Officer, Mark Behrman and Senior Vice President & Chief Financial Officer, Cheryl Maguire. Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.  To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, industrial, and mining markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future Turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital expenditures for 2019; reduction of SG&A expenses; volume outlook and our ability to complete plant repairs as anticipated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct.  Actual results may differ materially from the forward-looking statements as a result of various factors.  These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2018 and, if applicable, our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements.  We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, President & CEO Cheryl Maguire, Senior Vice President & CFO (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Mike Gaudreau (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three and Nine Months Ended September 30,

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(In Thousands, Except Per Share Amounts)
Net sales	$75,495	$79,781	$291,174	$283,430
Cost of sales	85,228	89,523	273,912	280,006
Gross profit (loss)	(9,733)	(9,742)	17,262	3,424

Selling, general and administrative expense	9,115	9,080	24,705	25,780
Other expense (income), net	383	(2,265)	372	(1,814)
Operating loss	(19,231)	(16,557)	(7,815)	(20,542)

Interest expense, net	12,007	11,009	34,309	32,008
Loss on extinguishment of debt	—	—	—	5,951
Non-operating other expense (income), net	39	944	(605)	(296)
Loss before provision (benefit) for income taxes	(31,277)	(28,510)	(41,519)	(58,205)
Provision (benefit) for income taxes	(483)	(2,426)	(5,816)	976
Net loss	(30,794)	(26,084)	(35,703)	(59,181)

Dividends on convertible preferred stocks	75	75	225	225
Dividends on Series E redeemable preferred stock	7,764	6,782	22,609	19,748
Accretion of Series E redeemable preferred stock	500	481	1,493	2,882
Net loss attributable to common stockholders	$(39,133)	$(33,422)	$(60,030)	$(82,036)

Basic and dilutive net loss per common share:	$(1.39)	$(1.22)	$(2.14)	$(2.98)

LSB Industries, Inc.

Consolidated Balance Sheets

	September 30,	December 31,
	2019	2018
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$66,783	$26,048
Accounts receivable	33,459	67,043
Allowance for doubtful accounts	(458)	(351)
Accounts receivable, net	33,001	66,692
Inventories:
Finished goods	18,931	27,726
Raw materials	1,704	1,483
Total inventories	20,635	29,209
Supplies, prepaid items and other:
Prepaid insurance	1,478	10,924
Supplies	25,169	24,576
Other	10,114	8,964
Total supplies, prepaid items and other	36,761	44,464
Total current assets	157,180	166,413

Property, plant and equipment, net	950,175	974,248

Other assets:
Operating lease assets (1)	16,069	—
Intangible and other assets, net	6,357	7,672
	22,426	7,672

	$1,129,781	$1,148,333

(1) Relates to the adoption of ASC 842 associated with lease accounting rules.

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	September 30,	December 31,
	2019	2018
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$54,088	$62,589
Short-term financing	607	8,577
Accrued and other liabilities	39,309	42,129
Current portion of long-term debt	9,090	12,518
Total current liabilities	103,094	125,813

Long-term debt, net	447,663	412,681

Noncurrent operating lease liabilities (1)	11,441	—

Other noncurrent accrued and other liabilities	7,001	8,861

Deferred income taxes	50,815	56,612

Commitments and contingencies

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $234,680,000 ($212,071,000 at December 31, 2018)	226,271	202,169
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding; aggregate liquidation preference of $2,965,000 ($2,785,000 at December 31, 2018)	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding; aggregate liquidation preference of $1,237,000 ($1,192,000 at December 31, 2018)	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,283,210 shares issued	3,128	3,128
Capital in excess of par value	200,045	198,482
Retained earnings	93,968	153,773
	300,141	358,383
Less treasury stock, at cost:
Common stock, 2,500,779 shares (2,438,305 shares at December 31, 2018)	16,645	16,186
Total stockholders' equity	283,496	342,197
	$1,129,781	$1,148,333

(1) Relates to the adoption of ASC 842 associated with lease accounting rules.

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G.  These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, plus loss on extinguishment of debt, plus depreciation, depletion and amortization (DD&A) (which includes DD&A of property, plant and equipment and amortization of intangible and other assets), plus provision for income taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP.  Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

LSB Consolidated ($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net loss	$ (30.8)	$ (26.1)	$ (35.7)	$ (59.2)
Plus:
Interest expense	12.0	11.0	34.3	32.0
Loss on extinguishment of debt	-	-	-	6.0
Depreciation, depletion and amortization	18.0	17.4	52.5	55.3
Provision (benefit) for income taxes	(0.5)	(2.4)	(5.8)	1.0
EBITDA	$ (1.3)	$ (0.1)	$ 45.3	$ 35.1

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted EBITDA

Adjusted EBITDA is reported to show the impact of one time/non-cash or non-operating items-such as, loss (gain) on sale of a business and other property and equipment, one-time income or fees, certain fair market value adjustments, non-cash stock-based compensation, and consulting costs associated with reliability and purchasing initiatives.    We historically have performed Turnaround activities on an annual basis, however we are moving towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred.  Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year. As a result, we believe it is more meaningful for investors to exclude them from our calculation of adjusted EBITDA used to assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of EBITDA excluding the impact of the supplementary adjustments.  Our policy is to adjust for non-cash, non-recurring, non-operating items that are greater than $0.5 million quarterly or cumulatively.

LSB Consolidated ($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

EBITDA:	$(1.3)	$ (0.1)	$ 45.3	$ 35.1
Stock-based compensation	0.5	1.3	1.8	4.3
Legal fees (Leidos)	3.3	1.9	5.8	3.0
Loss (gain) on sales of property and equipment	0.4	(2.4)	0.7	(1.9)
Fair market value adjustment on preferred stock embedded derivatives	0.4	1.1	(0.1)	0.1
Consulting costs associated with reliability and purchasing initiatives	0.5	0.8	0.9	2.5
Turnaround costs	7.2	7.9	7.8	9.7
Adjusted EBITDA	$ 11.1	$ 10.6	$ 62.2	$ 52.7

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural sales as reported under GAAP in our consolidated financial statement reconciled to “net” sales which is calculated as sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Agricultural sales ($ in millions)	$35.5	$36.0	$154.8	$146.3

Less freight	2.2	2.6	10.8	10.4

Net sales	$33.3	$33.4	$144.0	$135.9